As filed with the Securities and Exchange Commission on August 27, 2010

Registration No. 333-166326

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Netherlands Antilles	1389	52-0684746
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

42, rue Saint-Dominique

Paris, France 75007

33-1-4062-1000

5599 San Felipe, 17th Floor

Houston, Texas 77056

(713) 513-2000

Parkstraat 83, The Hague

The Netherlands, 2514 JG

31-70-310-54003000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SMITH INTERNATIONAL, INC. THIRD AMENDED AND RESTATED

1989 LONG-TERM INCENTIVE COMPENSATION PLAN

W-H ENERGY SERVICES, INC. 1997 STOCK OPTION PLAN, AS RESTATED

(Full title of the plans)

Alexander C. Juden

General Counsel and Secretary

Schlumberger Limited

5599 San Felipe, 17th Floor

Houston, Texas 77056

(713) 513-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. David Kirkland, Jr.

M. Breen Haire

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common stock, par value $0.01 per share	687,711	N/A	N/A	N/A

(1)	This Post-Effective Amendment No. 1 covers up to 687,711 shares of common stock of Schlumberger N.V. (Schlumberger Limited) (“Schlumberger”) issuable by Schlumberger with respect to equity-based awards outstanding under the Smith International, Inc. Third Amended and Restated 1989 Long-Term Incentive Compensation Plan and the W-H Energy Services, Inc. 1997 Stock Option Plan, as restated (collectively, the “Plans”), originally registered on Schlumberger’s Registration Statement on Form S-4 (File No. 333-166326), as amended, initially filed with the Securities and Exchange Commission (the “Commission”) on April 27, 2010 (the “Registration Statement”). The proposed maximum offering price was calculated and the fee was previously paid in connection with the filing with the Commission of the Registration Statement.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plans.

EXPLANATORY NOTE

Schlumberger N.V. (Schlumberger Limited) (“Schlumberger”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-166326), which was filed on April 27, 2010, as subsequently amended, and was declared effective on July 20, 2010 (the “Registration Statement”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to up to 687,711 shares of Schlumberger’s common stock, par value $0.01 per share, issuable by Schlumberger upon the exercise of stock options and restricted stock units granted under the Smith International, Inc. Third Amended and Restated 1989 Long-Term Incentive Compensation Plan and the W-H Energy Services, Inc. 1997 Stock Option Plan, as restated (collectively, the “Plans”).

On August 27, 2010, Turnberry Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Schlumberger Limited, merged with and into Smith, with Smith as the surviving corporation (the “Merger”).

On August 27, 2010, pursuant to an Agreement and Plan of Merger, dated as of February 21, 2010 (the “Merger Agreement”), by and between Schlumberger, Turnberry Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Schlumberger (“Merger Sub”), and Smith International, Inc., a Delaware corporation (“Smith”), Merger Sub merged with and into Smith, with Smith as the surviving corporation (the “Merger”). As a result of the Merger, Smith became a wholly owned subsidiary of Schlumberger. Pursuant to the Merger Agreement, all outstanding options to purchase shares of Smith common stock, par value $1.00 per share, were converted into options to purchase shares of Schlumberger common stock with the duration and terms of such converted options to remain the same as the original Smith option. The number of shares of Schlumberger common stock subject to each option is determined by multiplying the number of shares of Smith common stock subject to the original Smith option by the 0.6966 exchange ratio, rounded down to the nearest whole share. The option exercise price per share of Schlumberger common stock is equal to the option exercise price per share of Smith common stock under the original Smith option divided by the exchange ratio rounded up to the nearest whole cent. In addition, any award of restricted stock units made by Smith after February 21, 2010 was converted into an award of Schlumberger restricted stock units in an amount equal to the product of the number of shares of Smith stock subject to the original Smith award and the 0.6966 exchange ratio, with any fractional units rounded to the nearest whole unit.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the Registrant (SEC File No. 001-04601) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Schlumberger’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Schlumberger’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•

Schlumberger’s Current Reports on Form 8-K filed with the SEC on January 22, 2010 (Linda Gillespie Stuntz’s notification of intention not to stand for reelection to Board of Directors), February 8, 2010 (Paal Kibsgaard appointed as Chief Operating Officer), February 8, 2010 (Chakib Sbiti assuming position of Senior Executive Advisor to Chairman and Chief Executive

Officer), February 22, 2010 (press release regarding Smith transaction) and February 22, 2010 (execution of merger agreement with Smith), April 5, 2010 (press release regarding second request from the Antitrust Division), April 9, 2010 (results of Schlumberger’s 2010 annual meeting), June 7, 2010 (Jamie S. Gorelick’s resignation from the Board of Directors), June 10, 2010 (update on U.S. Gulf of Mexico operations), July 26, 2010 (EC Merger Regulation clearance of merger with Smith), July 27, 2010 (U.S. Department of Justice clearance of merger with Smith) and August 27, 2010 (completion of merger with Smith); and

•	The description of Schlumberger’s common stock, par value $0.01 per share, contained in Schlumberger’s Current Report on Form 8-K filed on April 29, 2005.

Each document filed with the Commission by the Schlumberger pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of any further post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Schlumberger’s Articles of Incorporation and Article V of Schlumberger’s Amended and Restated By-Laws contain provisions providing for indemnification of Schlumberger’s directors, officers, employees and agents. Article 10 of the Articles of Incorporation permits (but does not require) Schlumberger to indemnify directors, officers, employees and agents, except that indemnification is mandatory with respect to a present or former officer or director in the event of a change of control or if such present or former officer or director has been successful on the merits or otherwise in the defense of any action, suit or proceeding. Article V of Schlumberger’s Amended and Restated By-Laws contains mandatory indemnification for current and former directors and officers as described below.

To the fullest extent permitted by applicable law, Schlumberger shall indemnify any current or former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Schlumberger) by reason of the fact that he or she is or was a director or officer of Schlumberger, or is or was serving at the request of Schlumberger as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Schlumberger, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Schlumberger, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Schlumberger is required to indemnify any present or former officer or director of Schlumberger to the fullest extent allowed by the preceding paragraphs in the event of a “Change of Control.” “Change of Control” means a change in control of Schlumberger, which shall be deemed to have occurred if at any time (i) any entity, person or organization is or becomes the legal or beneficial owner, directly or indirectly, of securities of Schlumberger representing 30% or more of the combined voting power of Schlumberger’s then outstanding shares without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such entity, person or organization attaining such percentage interest; (ii) Schlumberger is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by Schlumberger’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

To the fullest extent permitted by applicable law, Schlumberger shall indemnify any current or former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Schlumberger to procure a judgment in Schlumberger’s favor by reason of the fact that such person is or was a director, officer, employee or agent of Schlumberger, or is or was serving at the request of Schlumberger as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Schlumberger and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been finally adjudged to be liable to Schlumberger for improper conduct unless and only to the extent that the court in which that action or suit was brought or any other court having appropriate jurisdiction determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for those expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction deems proper. Schlumberger is required to indemnify any present or former officer or director to the fullest extent allowed by this paragraph in the event of a Change of Control (as defined above).

Any indemnification under the first two paragraphs in this item (unless ordered by a court) may be extended to current or former employees or agents of Schlumberger only as authorized by the Chief Executive Officer or by contract approved, or by-laws, resolution or other action adopted or taken, by the board of directors or by the stockholders.

Expenses (including attorneys’ fees) incurred by a present or former director or a present officer in defending any civil or criminal, administrative or investigative action, suit or proceeding will be paid by Schlumberger in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Schlumberger.

Schlumberger may pay such expenses (including attorneys’ fees) incurred by former officers or other employees and agents upon such terms and conditions, if any, it deems appropriate.

The indemnification and advancement of expenses described above are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of that person.

Schlumberger has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Schlumberger, or is or was serving at the request of Schlumberger in such a capacity for another corporation, partnership, joint venture, trust or other enterprise or entity against any liability asserted against that person and incurred by that person in any of those capacities or arising out of such person’s status as such, whether or not Schlumberger would have the power to indemnify such person against such liability.

References to Schlumberger include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, stands in the same position with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued.

References to “other enterprises” includes employee benefit plans; references to “fines” includes any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of Schlumberger” includes any service as a director, officer, employee or agent of Schlumberger which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of Schlumberger.”

A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of Schlumberger and upon such information, opinions, reports or statements presented to Schlumberger by any of Schlumberger’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of Schlumberger.

In addition, Schlumberger maintains directors’ and officers’ liability insurance which insures against certain liabilities that the officers and directors of Schlumberger may incur in such capacities.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation of Schlumberger Limited (Schlumberger N.V.), as last amended on April 12, 2006 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

4.2	Amended and Restated By-Laws of Schlumberger Limited (Schlumberger N.V.), as last amended on April 21, 2005 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Current Report on Form 8-K filed on April 22, 2005).

5.1	Opinion of Alexander C. Juden as to the legality of the Schlumberger Shares (contained in the pre-effective Amendment No. 1 to Form S-4 previously filed on June 17, 2010).

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Schlumberger.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Smith International, Inc.

23.3	Consent of Alexander C. Juden (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (contained in Amendment No. 1 to Form S-4 filed on June 17, 2010).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 27, 2010.

SCHLUMBERGER N.V. (Schlumberger Limited)

By:	/S/ HOWARD GUILD
Howard Guild Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Andrew Gould	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	August 27, 2010

* Simon Ayat	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 27, 2010

/S/ HOWARD GUILD Howard Guild	Chief Accounting Officer (Principal Accounting Officer)	August 27, 2010

* Philippe Camus	Director	August 27, 2010

* Peter L.S. Currie	Director	August 27, 2010

* Tony Isaac	Director	August 27, 2010

* K. Vaman Kamath	Director	August 27, 2010

* Nikolay Kudryavtsev	Director	August 27, 2010

* Adrian Lajous	Director	August 27, 2010

* Michael E. Marks	Director	August 27, 2010

* Leo Rafael Reif	Director	August 27, 2010

* Tore I. Sandvold	Director	August 27, 2010

* Henri Seydoux	Director	August 27, 2010

*By:	/S/ ALEXANDER C. JUDEN
Name:	Alexander C. Juden, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of Schlumberger Limited (Schlumberger N.V.), as last amended on April 12, 2006 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).

4.2	Amended and Restated By-Laws of Schlumberger Limited (Schlumberger N.V.), as last amended on April 21, 2005 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Current Report on Form 8-K filed on April 22, 2005).

5.1	Opinion of Alexander C. Juden as to the legality of the Schlumberger Shares (contained in the pre-effective Amendment No. 1 to Form S-4 previously filed on June 17, 2010).

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Schlumberger.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Smith International, Inc.

23.3	Consent of Alexander C. Juden (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (contained in Amendment No. 1 to Form S-4 filed on June 17, 2010).

*	Filed herewith.